EXHIBIT 10.1

2012 ANNUAL INCENTIVE PLAN

FOR SALARIED EMPLOYEES

1.	Purpose. The purpose of the Plan is to promote the interests of the Company by (i) motivating Participants to achieve certain corporate and Business Segment performance objectives and to reward them when those objectives are met or exceeded; (ii) attracting and retaining salaried employees of outstanding ability; (iii) providing annual incentive compensation opportunities that are competitive with those of other major corporations; and (iv) enabling Participants to participate in the growth and financial success of the Company. All capitalized terms are defined in Definitions, Section 10.

2.	Performance Goals.

a.	The Performance Measures and Portion of Goal Opportunity for each are as follows:

Performance Measure	Portion of Goal Opportunity	Description
Adjusted EBITDAR	75%	Consists of EBITDAR (Earnings before interest, taxes, depreciation, amortization and equipment rents), adjusted to eliminate the impact of certain non-cash and non-recurring items, that are included in net income and are not considered indicative of our ongoing operating performance

Safety Incidence Rate	12.5%	Safety Incidence Rate is calculated using the number of recordable injuries × 200,000 divided by the number of employee hours worked

Safety Severity Rate	12.5%	Safety Severity Rate is calculated using the number of lost and restricted workdays × 200,000 divided by the number of employee hours worked

a.	The Performance Goals for the Performance Measures for each Participant will be based on the Business Segment to which such Participant is assigned and will be communicated to Participants separately. The communication will designate the Performance Goals at three levels, including minimum, target and superior levels.

b.	The Performance Measure Score must be at least the minimum level designated for the applicable Business Segment for an Award to be earned. Additionally, if the Adjusted EBITDAR Performance Measure Score is less than the minimum designated for the Business Segment, the Safety Incidence Rate and Safety Severity Rate Portions of the Goal Opportunities will be reduced by 50%.

c.	The Business Segment EBITDAR Performance Measure Scores will be based on the following:

i.	Jeffboat—Manufacturing segment EBITDAR based upon the financial results reported in CBLC’s financial statements filed on Form 10-K for the year 2012.

ii.	Transportation Services—Transportation Services EBITDAR based upon the financial results reported in CBLC’s financial statements filed on Form 10-K for the year 2012.

iii.	Corporate – EBITDAR based upon the financial results reported in CBLC’s consolidated financial statements filed on Form 10-K for the year 2012.

3.	Award Calculation. The total amount of all Awards will be fixed at the end of the calendar year and calculated based on the following formula for Participants employed as of December 31, 2012.The calculation of the Award will be the sum of the following for each Performance Measure: Base Earnings × Bonus Opportunity x Portion of Goal Opportunity × Performance Measure Score. Performance Measure Scores between minimum and target or between target and superior will be calculated proportionally. Participants that change Bonus Opportunity levels or Business Segments during the year will have their Award prorated based on the Base Earnings and Bonus Opportunity levels for each period of time. The individual Awards may be adjusted upward or downward based on individual performance by the Committee in its sole discretion. However, the net of these adjustments may not increase the total amount of all Awards fixed at the end of the year.

4.	Administration. The Board or the Committee shall have the authority to interpret the Plan, and to establish, amend and rescind rules for the administration of the Plan. All such interpretations and rules shall be conclusive and binding on all persons. In addition, the Committee may delegate to one or more executive officers of the Company the right to administer the Plan as it pertains to Participants who are not executive officers of the Company or any Affiliate. The Board or the Committee, each in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this Plan, including the right to suspend or eliminate some or all Awards. Notwithstanding anything herein to the contrary, the Plan is not intended to provide for a deferral of compensation within the meaning of I.R.S. Code Section 409A and shall be interpreted and administered consistent with that intent. This Plan shall be governed by the laws of the State of Indiana.

5.	Eligibility. Except as otherwise provided by the Committee, all full-time active salaried employees of the Company and its Affiliates are eligible to participate in the Plan provided that: (i) the employee’s employment start date is on or before September 30, 2012, (ii) the employee remains employed by the Company or its Affiliates through the date the Awards are paid, and (ii) the employee has an average performance rating that is satisfactory or higher and is not in a performance improvement program or suspended from employment for any reason.

6.	Payment of Awards. Awards shall be paid as soon as practicable after the 2012 financial results have been tabulated, outside auditors have finished their audit and the Committee has approved the payment, estimated to be completed by March 15, 2013 and no later than December 31, 2013. The Company shall have the right to deduct from Awards all applicable payroll deductions, including any applicable taxes.

7.	Transferability. Awards to which a Participant may be entitled under the Plan may not be assigned or alienated.

8.	No Right to Participate; Employment. Neither the adoption of the Plan nor any provision of the Plan or action of the Board or the Committee shall be deemed to (i) give any employee any right to be designated as a Participant under the Plan, (ii) confer upon any employee any right of continued employment with the Company or any Affiliate, or (iii) limit or diminish in any way the right of the Company or any Affiliate to terminate an employee’s employment at any time with or without cause.

9.	Nonexclusivity of the Plan. This Plan is not intended to and shall not preclude the Board from adopting or continuing such additional compensation arrangements as it deems desirable for Participants, including any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive, compensation or benefit plan or program.

10.	Definitions.

a.	“Affiliate’” means any direct or indirect subsidiary of the Company and ACL I Corporation.

b.	“Award” means an amount determined to be payable to a Participant under the Plan.

c.	“Base Earnings” means the Participant’s actual base salary compensation paid from January 1, 2012 through December 31, 2012.

d.	“Bonus Opportunity” is the bonus opportunity determined based on the Participant’s position and grade level or as otherwise specifically set forth in an employment offer letter or schedule.

e.	“Board” means the Board of Directors of the Company.

f.	“Business Segment” means one of the following: Jeffboat, Transportation Services, or Corporate.

g.	“CBLC” means Commercial Barge Line Company.

h.	“Committee” means a Compensation Committee designated by the Board.

i.	“Company” means American Commercial Lines Inc.

j.	“Participant” means an employee who is eligible to participate in the Plan pursuant to Section 5.

k.	“Performance Goals” are the metrics attributable to each Performance Measure.

l.	“Performance Measures” are business metrics on which the Performance Goals are based and are more fully described in Section 2(a).

m.	“Performance Measure Score” means the score attained for each Performance Measure based on description set forth in Section 2.

n.	“Plan” means the 2012 Annual Incentive Plan for Salaried Employees.

o.	“Portion of Goal Opportunity” means the portion of the Goal Opportunity allocated for each Performance Measure.

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